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                                                                     EXHIBIT 4.2

          **CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
            THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
              FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.**


                 DEED OF AMENDMENT TO RESEARCH AGREEMENT BETWEEN
                COMMONWEALTH OF AUSTRALIA AND METAL STORM LIMITED

THIS DEED is made between:

the COMMONWEALTH OF AUSTRALIA (ABN 68 706 814 312) ("the Commonwealth") represented by the Defence Science and Technology Organisation of the Department of Defence ("DSTO"); and

METAL STORM LIMITED (ACN 064 270 006) a company incorporated in Australia and having its registered office at Level 34 Central Plaza One, 345 Queen Street, Brisbane, Queensland, Australia 4000 ("Metal Storm").

BACKGROUND:

A The Commonwealth (through DSTO) and Metal Storm have previously entered into an agreement dated 20 April 2001 for the conduct of research activities and prescribing arrangements for the exchange of information for International Collaborations to which DSTO may be a party, relating to the Metal Storm Gun Hardware and Metal Storm Gun System Technology ("the Research Agreement").

B. DSTO and Metal Storm now wish to amend that Research Agreement in the manner set out in this Deed.

THE PARTIES AGREE AS FOLLOWS:

1.   Amendments to Sub-Clause 1.1.

1.1 A new defined term is inserted into Clause 1.1 of the Research Agreement as follows:

     "Commercialise" and Commercialisation" means to do any of the following for the purpose of commercial gain: develop, manufacture, use, hire, sell, offer for sale or license or make arrangements to do any of those things;

     "Research Outputs" means results arising from research work done under a Project Schedule including without limitation, research and ballistics data, specifications, routine technical reports, six monthly reports, favourable and unfavourab1e results, modelling and simulation outcomes, and the dates, types, data and results from any firings;

2.   Amendments to Sub-Clause 3.2

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2.1  Clause 3.2 of the Research Agreement is deleted and replaced with:

"3.2 The Parties acknowledge that:-

         3.2.1 clauses 5, 6, 10, 11 (other than clause 11.3 whose continuing operation will be in accordance with Sub-Clause 3.2.2 of this Deed set out immediately below), 12, l3, l4, 15, 19, 20, 22, 24 and 25 of the E & R Agreement continue in effect to the extent specified in that agreement; and

         3.2.2 the exercise of Metal Storm's Commercialisation rights of the Research Results as described in Clause 11.1 of the E & R Agreement is subject to payment of a royalty to DSTO calculated in accordance with Clause 6, paid in accordance with Clauses 7 and 8 and is otherwise subject to the terms and conditions, of Annexure E to this Research Agreement."

3.   Amendments to Sub-Clause 5.3

3.1  Clause 5.3 of the Research Agreement is deleted and replaced with:

     "The Co-Ordinating Committee will:-

     5.3.1        meet as necessary but at no greater interval than four months;

     5.3.2 be the forum at which DSTO will disclose to Metal Storm such of the following as pertains to all persons representing private sector commercial businesses (or at the Chief WSD's absolute discretion, persons representing non-private sector entities) who have:

                  (a) been briefed on the technical workings and features of Metal Storm Gun System Technology since the last Co-Ordinating Committee meeting;

                  (b) attended any firings directly related to the Metal Storm Gun System Technology; and

                  (c) made enquiries of the Chief, WSD as to the Metal Storm Gun System Technology.

4.   Amendments to Clause 8

4.1  Sub-Clause 8.1 of the Research Agreement is deleted and replaced with:

     "8.1   Metal Storm will own DSTO Developed Improvements subject to:-

            (a)   The provisions of Clause 11;

            (b) any inconsistent requirements or restrictions relating to the ownership, use or disclosure of such Improvements developed or acquired pursuant to any International Collaboration;

     provided that any Commercialisation of the DSTO Developed Improvements by Metal Storm will be in accordance with the terms and conditions at Annexure E."

4.2  Sub-Clauses 8.4 and 8.5 of the Research Agreement are deleted.

5.   Addition of new Clause 8A.

5.1 New Clause 8 A. is inserted immediately after Clause 8 and before Clause 9 of the Research Agreement as follows:

     "8A. OWNERSHIP AND COMMERCIALISATION OF INTELLECTUAL PROPERTY DEVELOPED OR
          ACQUIRED BY DSTO OUTSIDE OF THIS RESEARCH AGREEMENT

     8A.l Where DSTO develops or acquires Intellectual Property rights over which it has possession and unencumbered free right of ownership, dealing and disposal, and those rights:-

          (a) arise from research activities conducted outside of this Research Agreement;

          (b) which relate directly to the Metal Storm Gun Hardware or the Metal Storm Gun Technology; and

          (c) in relation to which DSTO has by way of separate agreement granted Metal Storm non-exclusive entitlements to Commercialise but on more specific terms to be agreed;

          the more specific terms will be those terms and conditions set out at Annexure E.

     8A.2 The Parties will as necessary identify the relevant Intellectual
          Property arising from the other agreements referred to in, and the subject of, Clause 8A.1 by way of signed acknowledgments in the form of the Acknowledgment set out in Clause 13 of Annexure E."

6.   Amendments to Sub-Clauses 9.1 & 9.2

6.1 Sub-Clauses 9.1 and 9.2 of the Research Agreement are deleted and replaced with:

     "9.1 Subject to this Agreement, Metal Storm hereby grants the Commonwealth a non-exclusive, world-wide, and perpetual licence to use any Improvements developed or acquired by or for Metal Storm ("Metal Storm Developed Improvements") whether pursuant to this Agreement or otherwise, including the DSTO Developed Improvements referred to in Sub-Clause 8.1 above, for:-

     9.1.1 Defence Research Use which right will be royalty free;

     9.1.2 International Collaboration; and

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9.1.3    to acquire goods or services incorporating or using the Metal Storm
         Developed Improvements for Defence Use in accordance with the following:-

          9.1.3.1 Metal Storm will have the first right of refusal to supply any Commonwealth acquisition requiring use of the Metal Storm Developed Improvements, the specific terms and conditions of such right of refusal to be agreed by the Metal Storm and the Commonwealth. These will include terms which address, price, quality, warranties, timeliness and performance (provided that the Commonwealth will not be obliged to make any form of payment in relation to use of DSTO Developed Improvements);

          9.1.3.2 if, not-withstanding good faith efforts by Metal Storm and the Commonwealth to agree on the specific terms and conditions of such right of refusal or the terms for a particular acquisition, those Parties are unable to agree within a period of one hundred and eighty (180) days, then Metal Storm agrees to license a third party nominated by the Commonwealth acquisition requirements (subject to commercially reasonable royalty payments to Metal Storm but provided that the Commonwealth will not be obliged to make any form of payment in relation to use of DSTO Developed Improvements). If Metal Storm fails to so license the nominated third party, the Commonwealth will have the right to license that third party to develop and manufacture products to meet the Commonwealth acquisition requirements (subject to commercially reasonable royalty payments to Metal Storm but provided that in making such payments, the Commonwealth will not be obliged to make any form of payment in relation to use of DSTO Developed Improvements). Any licence to a third party pursuant to this clause will also be strictly limited to the nominated purpose and be subject to confidentiality obligations in favour of both the Commonwealth and Metal Storm."

7.       Amendments to Clause 11

7.1 Clause 11 of the Research Agreement is amended by adding a new Sub-Clause 11.6 as follows:-

         "11.6 Where the ownership of the relevant DSTO Developed Improvements vests in the Commonwealth pursuant to Sub-Clauses
                  11.4 and 11.5 above, Metal Storm will not be entitled to Commercialise such DSTO Developed Improvements."

8.       Addition of new Sub-Clauses 13.5 and 13.6

8.1      New Sub-Clauses 13.5 and 13.6 are inserted immediately after Sub-Clause
         13.4 and before Clause 14 of the Research Agreement as follows:

         "13.5 In order to facilitate the transfer of information and materials contemplated by Sub-Clauses 13.3 and 13.4, the Parties will make arrangements for the exchange between them of technical information on the relevant Improvements and on the Research Outputs arising from the Research Activities which arrangements may be by way of regular technical review meetings to be scheduled by mutual agreement notwithstanding the exchange/ placement of one Party's Personnel at the other's premises as provided in Sub-Clause 13.4.

         13.6     The Parties will ensure:-

                  (a) that the technical review meetings referred to in Sub-Clause 13.5 are held at least monthly and a convenient venue to be agreed by the Parties in writing and may be held by teleconferencing, video conferencing, other form of instantaneous communication or otherwise as mutually agreed;

                  (b) the flow of relevant information including the prompt reporting of Improvements and Research Outputs and in the case of DSTO, making available to Metal Storm copies of any reports prepared for the Australian Defence Forces on such of the Research Activities as has been sponsored by them;

                  (c) that each of their Personnel who attend the technical review meetings are suitably qualified and informed in relation to the matters to be considered at the meetings and be able to provide sufficient information on a relevant matter to enable the other Party's Personnel to properly assess the progress under this Research Agreement."

9.       Amendments to Sub-Clauses 16.4 & 16.5

9.1      Sub-Clauses 16.4 and 16.5 of the Research Agreement are deleted.

10.      Amendments to Clause 23

10.1 Clause 23 of the Research Agreement is deleted and replaced with the following:-

         "23   PUBLICITY

          23.1 Neither Party will make any press release or public statement concerning details of this Agreement or either Party's involvement in it, except:-

               23.1.1 with the prior written consent of the other Party PROVIDED THAT such consent will not be required where Metal Storm is required to disclose details, or provide copies (with any commercially sensitive aspects appropriately masked), of this Agreement for its dealings with third parties in relation to possible Commercialisation activities authorised by this Agreement;

               23.1.2 to the extent required by law or by Government or other public regulatory requirement; or

               23.1.3 as may be necessary to satisfy the procedures or policies of DSTO or the Commonwealth.

      23.2 Metal Storm shall not release any advertising or promotional material which states or implies any Commonwealth, Department of Defence or DSTO endorsement of its goods and/or services."

11.   Addition of new Annexure E

1.1 New Annexure E is inserted immediately after existing Annexure D of the Research Agreement as follows:


                               "ANNEXURE E to the
                               RESEARCH AGREEMENT:

                  TERMS AND CONDITIONS TO APPLY TO EXERCISE OF
                     COMMERCIALISATION RIGHTS BY METAL STORM

1.    INTERPRETATION

1.1   In these terms and conditions, unless the contrary intention appears:

      "Acknowledgment" means an acknowledgment signed by the Parties in the form of the acknowledgment described in Clause 13 of this Annexure E;

      "Commencement Date" means the date of execution of this Deed of Amendment to the Research Agreement;

      "Commercialise" and "Commercialisation" means to do any of the following for the purpose of commercial gain: develop, manufacture, use, hire, sell, offer for sale or license or make arrangements to do any of those things;

      "Development" means any improvement in, or material variation of, the Foreground IP, and includes any further development (including derivative product, technology and know-how) of the Foreground IP;

      "Foreground IP" means the Research Results; the DSTO Developed Improvements; or the DSTO owned Intellectual Property rights referred to in Clause 8A of this Research Agreement as further specified in an Acknowledgement;

      "Licence Period" is without limit as to time in the case of the Research Results and the DSTO Developed Improvements; and in the case of the DSTO owned Intellectual Property rights referred to in Clause 8A of this Research Agreement, the duration of the non-exclusive right to Commercialise as conferred on Metal Storm by DSTO under such other separate written agreement as referred to in Sub-Clause 8A.l(c);

      "Licensed Product" means:-

      (a)   a product which is based on, or which incorporates, Foreground IP;
            or

      (b) the licensing or sub-licensing of rights to Commercialise products based on, or which incorporate, Foreground IP.

         "Metal Storm Development" means a Development made or acquired by Metal Storm or a sub-licensee or sub-contractor, of Metal Storm;

         "Net Invoice Price" means the gross invoice price for any Licensed Product sold or supplied less any bona fide amounts included for freight, transit insurance, government taxes and charges, and Third Party Royalties. With respect to the sale or supply of Licensed Products to a person, firm or company directly or indirectly controlling, controlled by, under common control with, or enjoying a specially favoured course of dealing with Metal Storm, "Net Invoice Price" is the amount which would be billed on an arms length basis to a bona fide third party less any of the preceding deductions as are factually applicable;

         "Quarter Date" means each December, March, June and September ("the Quarter Date") in each year during the term of this Research Agreement;

         "sale", "sell" and "sold" includes selling, licensing, hiring out or otherwise disposing of, or allowing the use by third parties of, or providing to third parties services using, Licensed Products;

         "Royalty Rate" means, unless otherwise agreed by the Parties in writing, that rate for the relevant Licensed Product as specified in Sub-Clause 6.1 of this Annexure E;

         "Third Party Royalties" means royalties payable by Metal Storm to third parties not related to it for use of the third parties' Intellectual Property incorporated into Licensed Products;

1.2 In these terms and conditions in this Annexure E to the Research Agreement, unless the contrary intention appears a reference to an amount of money is a reference to the amount in the lawful currency of the Commonwealth of Australia.

1.3 In the event of any conflict or inconsistency between the provisions in these terms and conditions in this Annexure E and an Acknowledgement, the provisions of these terms and conditions shall prevail.

2.       COMMERCIALISATION RIGHTS

2.1 Subject to the terms and conditions of this Annexure E and the Research Agreement, Metal Storm may Commercialise the Foreground IP to develop, make, market, sell, maintain, repair and modify Licensed Products for the Licence Period.

2.2 Metal Storm will not use the Foreground IP otherwise than pursuant to, and in accordance with, this Research Agreement.

2.3 None of the Commercialisation rights referred to in the terms and conditions of this Annexure E shall be construed as overriding, or as granting approval, consent or authorisation under, any laws or legal requirements (including any export approvals that may be required) and it shall be the responsibility of the Metal Storm in exercising its rights and in engaging in any activities in relation to this Research Agreement, to comply with all applicable laws and legal requirements.

2.4 To the extent that it does not conflict with the provisions of Clause 28 of this Research Agreement, DSTO will take such steps as it considers appropriate to support an application for export approval by Metal Storm pursuant to Sub-Clause 2.3.

3.       METAL STORM DEVELOPMENTS

3.1 Intellectual Property in Metal Storm Developments will be owned by Metal Storm, but this will not affect ownership of the Foreground IP or obligations under this Research Agreement.

3.2 Metal Storm Developments will be dealt with as though they were Metal Storm Developed Improvements for purposes of DSTO exercising the licences and rights conferred on it under Clause 9 of this Research Agreement such that those licences and rights apply to the Metal Storm Developments (but provided that the Commonwealth will not be obliged to make any form of payment in relation to use of Foreground IP).

4.       MARKETING

4.1 Marketing of the Foreground IP and Licensed Products is the sole responsibility of the Metal Storm and DSTO has no obligations to undertake or assist with any marketing activities.

4.2 Metal Storm must not make any use of the name or logos of DSTO or the Commonwealth for advertising, product endorsement or other publicity purposes without previously having obtained the specific written consent of DSTO and the use of such name shall be subject to any conditions attaching to such consent.

4.3 The Metal Storm must not make any false or misleading statements in relation to the Foreground IP or Licensed Products.

5.       REPORTING

5.1 Metal Storm will provide to DSTO such reports and information concerning its activities in relation to its Commercialisation activities and those of its sub-licensees and sub-contractors, as DSTO may reasonably request in writing from time to time. This information will include: details of Metal Storm Developments, Licensed Products, gross invoice prices for Licensed Products, and marketing activities conducted during the relevant period.

5.2 Without limiting Sub-Clause 5.1 of this Annexure E, the Metal Storm will provide reports every 6 months (unless otherwise agreed).

6.       OBLIGATION TO PAY ROYALTIES

6.1 In respect to each category of Licensed Product set out below, Metal Storm will pay royalties to DSTO calculated using the relevant Royalty Rate as applied to the Net Invoice Price (in the case of (a)) of, or the relevant revenues (in the case of (b)) from, each Licensed Product sold or supplied by Metal Storm in the relevant category:-

         (a) As to products manufactured by or subcontract manufactured by Metal Storm which are based on, or which incorporate, Foreground IP, the Royalty Rate is CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION and the royalty payable is:-

                  CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. x Net Invoice Price of the relevant Licensed Product.

         (b) As to licensing or sub-licensing of the rights to Commercialise products other than for manufacturing by Metal Storm or Metal Storm subcontractors based on, or which incorporate, Foreground IP, the Royalty Rate is CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION and the royalty payable is:-

                  CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION x the sum of the fees and all other payments received by Metal Storm in consideration of the granting of such Commercialisation rights less any bona fide amounts included for freight, transit insurance, government taxes and charges and Third Party Royalties. With respect to the sale or supply of Licensed Products to a person, firm or company directly or indirectly controlling, controlled by, under common control with, or enjoying a specially favoured course of dealing with Metal Storm, the "sum of fees and other payments received" is the amount which would be billed on an arms length basis to a bona fide third party less any of the preceding deductions as are factually applicable;

                  PROVIDED THAT no royalties will be payable on Licensed Products sold to the Commonwealth for Defence Use where the price has been reduced by the amount of royalty which Metal Storm would otherwise have been required to pay pursuant to this Sub-Clause 6.1.

6.2 Royalty payments for Licensed Products which are taken to have been sold in accordance with Sub-Clause 6.4 of this Annexure E in the initial period from the Commencement Date until the first Quarter Date after the Commencement Date will be paid within 1 month of that Quarter Date.

6.3 Subsequent royalty payments will be paid quarterly within 1 month following the end of each Quarter Date, for Licensed Products that are taken to have been sold in accordance with Sub-Clause 6.4 of this Annexure E in the 3 month period (or lesser period if applicable with respect to the first and last period) ending on the applicable Quarter Dates. If this Research Agreement expires or is terminated during any such 3 month period, the date of the expiration or termination of this Research Agreement will be taken to be the Quarter Date for that period.

6.4(a) Subject to Clause 6.4(b), for the purposes of this Research Agreement, a sale of a Licensed Product is taken to have occurred:-

         (i) upon receipt by the Metal Storm of payment for that Licensed Product; or

         (ii) sixty (60) days after the date of invoice seeking such payment;

         (whichever occurs sooner). AND in respect of a Licensed Product for which no payment (in cash and or in kind) is made or given for the supply of the Licensed Product (other than in circumstances where a Licensed Product is provided without charge for bona-fide, arms length promotion purposes), a sale will be taken to have occurred on the date of supply of that Licensed Product.

6.4(b) In the event that payment to Metal Storm for Licensed Products is delayed for any event or reason beyond Metal Storm's control (other than in in the case of delinquent debtors), and provided that Metal Storm gives notice to DSTO of such an event, Metal Storm's obligation to make payment to DSTO under Clause 6.4(a) will be postponed for the duration of that event.

6.5 Metal Storm will provide DSTO with a statement of each payment payable under Sub-Clause 6.1 of this Annexure E by no later than the last day on which the payment is required to be made and will attach each such statement to the relevant payment remittance. Where no payments under Sub-Clause 6.1 of this Annexure E are payable, Metal Storm will provide a statement to that effect. Unless DSTO otherwise specifies in writing to Metal Storm, all statements will include: the number and category of Licensed Products sold; the gross invoice price, Net Invoice Price, quantity and customer with respect to each order; the amount of royalty payable to DSTO; in the case where Clause 6.1(b) applies, the sum of the fees and all other payments received by Metal Storm in consideration of the granting of the relevant Commercialisation rights (including the amounts deducted for freight, transit insurance, government taxes and charges and Third Party Royalties) and such other information as DSTO may reasonably require.

6.6 The Parties agree to review the Royalty Rate on the fifth anniversary of the Commencement Date.

7.       GENERAL PAYMENT TERMS

7.1 If any amount payable by Metal Storm under this Research Agreement is in arrears then interest at the rate of CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION per annum greater than the average weighted yield of 13 week Australian Treasury Notes, calculated on the money overdue during the period of arrears, will be paid by Metal Storm to DSTO on demand by DSTO but without prejudice to any other rights or remedies that DSTO may have.

7.2 Subject to Clause 30 of this Research Agreement ("Goods and Services Tax"), all payments to be made under this Research Agreement must, to the full extent permitted by law, be made without any deduction for, or on any account of, any income or other taxes, imposts, deductions or other withholdings of any kind (collectively "withholdings"). If Metal Storm is compelled by law to deduct any withholdings from any payment, Metal Storm must ensure that the deduction made does not exceed the minimum legal liability in that regard. To the full extent permitted by law, Metal Storm must also pay to DSTO whatever additional amount is necessary (after allowing, for the avoidance of doubt, for withholdings from that amount) to ensure DSTO receives the full amount of the payment due under this Research Agreement as if the withholdings had not been deducted.

8.       RECORDS & ACCESS

8.1 Metal Storm will keep at its registered office in Australia records and books of account relating to all sales (wherever occurring) of Licensed Products giving true and clear particulars for calculation of payments to be made under this Research Agreement. If requested by DSTO Metal Storm will produce a certificate by the auditors or accountants of Metal Storm as to the truth and completeness of the records and books.

8.2 DSTO may, by written notice to Metal Storm, require Metal Storm to produce to DSTO the records and books referred to in Sub-Clause 8.1 of this Annexure E, and Metal Storm will comply with any such request.

8.3 DSTO's representatives (which will include external accountants or auditors nominated by DSTO) will have the right to inspect the records and books referred to in Sub-Clause 8.1 of this Annexure E at any reasonable time during business hours after giving written notice.

8.4 DSTO will be entitled to take copies and extracts of the records and books referred to in Sub-Clause 8.1 of this Annexure E and have such records and books examined by the said representatives. Metal Storm will give such representatives all such assistance as is necessary, including access to facilities and other documents, to enable the amount of any payments payable under this Research Agreement to be ascertained.

8.5 On providing 2 days written notice to Metal Storm, DSTO's representatives will be entitled during business hours to visit the premises of Metal Storm and inspect those parts of Metal Storm's facilities, Licensed Products, promotional materials, documents, records and other materials which are relevant to the performance of this Research Agreement. Metal Storm will provide DSTO's representatives with all reasonable assistance in relation to the matters referred to in this Sub-Clause.

8.6 Metal Storm will ensure that DSTO has similar rights to those referred to in Clause 8 of this Annexure E with respect to any sub-licensees or sub-contractors of Metal Storm.

8.7 In exercising its rights under this Clause 8 to access, inspect, copy and have certified relevant records and books of account ("access rights"), DSTO shall endeavour (but is not obliged) to co-ordinate the timing of its access rights with the occasion of the attendance of Metal Storm's external auditors at Metal Storm's registered office, such attendance being within 75 days of the 30 June and 31 December of any year.

8.8 If the DSTO nominated independent accountant identifies a deviation CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION from the amounts identified as payable to DSTO in statements provided by Metal Storm pursuant to Sub-Clause 6.5, then the independent accountant's costs shall be paid by Metal Storm.

9.       INSURANCE

9.1 Subject to Sub-Clause 9.2, Metal Storm shall ensure that prior to any commercial release of products incorporating Licensed Intellectual Property, Metal Storm Background Information, Metal Storm Developed Improvements, Foreground IP or Metal Storm Developments, Metal Storm will secure and maintain adequate product liability insurance.

9.2 In the event that such product liability insurance is not available or if available, such insurance in Metal Storm's view is not commercially viable, Metal Storm and DSTO will consult with the objective of determining a mutually acceptable course of action which shall take into consideration the commercial position of Metal Storm.

9.3 Metal Storm will, upon the request of DSTO, produce evidence of the currency of the insurance policies refererd to in Sub-Clauses 9.1 and
         9.2 of the terms and conditions in this Annexure E.

9.4 Metal Storm will at all times comply with the terms of such insurance policies referred to in Sub-Clauses 9.1and 9.2 of this Annexure E.

9.5 Metal Storm will ensure that the insurance policies referred to in Sub-Clauses 9.1 and 9.2 of this Annexure E will remain in force for a period of not les than 6 years after the expiration or termination of the Commercialisation licences and rights referred to in Clause 2 of this Annexure E.

10.      SUB-LICENCES AND SUB-CONTRACTS

10.1 If Metal Storm wishes to sub-license or sub-contract any of its Commercialisation rights, interest or obligations under this Research Agreement, then it must comply with Sub-Clause 10.2 below and provide to DSTO copies of any such sub-licences (with masking of any commercially confidential elements not relevant or relating to DSTO) within 30 days of their execution.

10.2     Any approved sub-licences and sub-contracts referred to in Sub-Clause
         10.1 that is entered into by Metal Storm will include:

         (a) provisions which bind the sub-licensee or sub-contractor to no less onerous obligations as apply to Metal Storm under the terms and conditions contained in this Annexure E and this Research Agreement;

         (b) terms and conditions which give the sub-licensee or sub-contractor rights which are no greater or more favourable than those rights Metal Storm has under the terms and conditions contained in this Annexure E and this Research Agreement (but a sub-licensee will have no right to assign, charge, offer for security or otherwise deal with, or purport to do any of the foregoing with respect to, such sub-license rights or interest);

         (c) a provision to the effect that Metal Storm may terminate the sub-licence or sub-contract agreement on the happening of any events in relation to the sub-licensee or subcontractor which would, if the same occurred in relation to Metal Storm, give DSTO the right to terminate this Research Agreement.

10.3 Metal Storm shall be fully responsible for all acts and omissions of each sub-licensee and sub-contractor (and their officers and employees) as if those acts or omissions were acts or omissions of the Licensee under this Agreement.

10.4 Metal Storm will take all reasonable steps (which may include seeking urgent interlocutory relief in the Courts where appropriate) to ensure that all sub-licensees and sub-contractors comply with their obligations under their agreements with Metal Storm.

11.      LIABILITY

11.1 Subject to Clause 11.2, nothing in this Research Agreement is to be construed as a representation or warranty:

         (a) that the use of the Foreground IP or the manufacture or sale of Licensed Products will not infringe any third party Intellectual Property rights or give rise to a claim for "passing off" or for misleading or deceptive conduct or claims of a similar nature by third parties;

         (b) that any applications. for registration of Intellectual Property rights in any part of the Foreground IP will success in registration;

         (c) that any registration of Intellectual Property rights in any part of the Foreground IP will not subsequently be declared invalid or cease to be registered; or

         (d) as to merchantability or fitness for a particular purpose of the Foreground IP or Licensed Products.

11.2 DSTO hereby represents and warrants that at the date of this Deed, no claim has been made against it relating to, and the Chief WSD is not aware of, third party rights which it would be infringed by the grant of the licence to which these terms relate, or the use of the Foreground IP by Metal Storm.

11.3 Metal Storm assumes the sole risk of interpreting and applying Foreground IP and releases and agrees to indemnify and hold harmless DSTO from and against all liability, claims and costs (including legal costs on a solicitor and own client basis), directly or indirectly relating to, or arising from:

         (a) any breach of the terms of this Research Agreement by Metal Storm, its employees, advisers, subcontractors or sub-licensees;

         (b) any unlawful or negligent act or omission of the Metal Storm, its employees, advisers, subcontractors or sub-licensees;

         (c) the use of, or reliance on Foreground IP by Metal Storm or its sub-licensees or sub-contractors; or

         (e) the use, manufacture, sale or supply of Licensed Products by Metal Storm or its sub-licensees or sub-contractors or the use of, or reliance on, such Licensed Products by any persons.

11.4 DSTO does not give any warranty nor accept any liability in relation to Foreground IP except to the extent, if any, required by law. If, apart from this clause any warranty or condition would be implied, whether by law, custom or otherwise, that warranty or condition is, to the fullest extent permitted by law, excluded. With respect to any non- excludable implied warranty or condition, DSTO's liability for breach thereof is limited to the fullest extent permitted by law and without limiting the generality of the foregoing where such liability can be limited to the replacement or repair of goods or the re-supply of services or the payment of the cost of such replacement, repair or re-supply, such liability will be limited to anyone or more of them at DSTO's discretion.

12.      INTELLECTUAL PROPERTY INFRINGEMENT

12.1 If either Party becomes aware of any infringement or threatened infringement of the Foreground IP, or any allegation that the Foreground IP infringes the rights of third parties, then (unless prevented from doing so by confidentiality obligations) it will immediately notify the other Party in writing providing particulars of the infringement or threatened infringement. Either Party may put forward proposals to the other Party for dealing with the infringement or threatened infringement.

12.2 The Parties will attempt to agree on a course of action to deal with any infringement or threatened infringement as referred to in Sub-Clause 12.1 of this Annexure E. However, if:

         (a) the Parties are unable to reach agreement within 30 days (or such other period agreed in writing between the Parties) of the original notification under Sub- Clause 12.1 of this Annexure E; or

         (b) a Party reasonably believes that urgent action is needed to deal with any infringement or threatened infringement;

         then either Party shall be free to act independently (provided that it keeps the other Party informed of its actions) and, in doing so, may request that the other Party provide it with information, documents and things in the other Party's possession which are relevant to the action being taken. The other Party shall use its best endeavours to comply with the requesting Party's request provided that such request is reasonable and the other Party's costs and expenses in so complying are paid for by the requesting Party. Any award of damages or costs in favour of a Party as a result of actions taken by it as permitted under this Clause may be retained by that Party subject to any agreement between the Parties to the contrary.

13.      FORM OF ACKNOWLEDGEMENT

13.1 An Acknowledgement to be signed by the Parties will be largely in the following form:-

    "ACKNOWLEDGEMENT BY DSTO AND METAL STORM OF FOREGROUND IP SUBJECT TO THE
          TERMS AND CONDITIONS OF ANNEXURE E TO THE RESEARCH AGREEMENT

The following Foreground IP is as at the date of this Acknowledgement subject to the operation of the terms and conditions of Annexure E: to the Research Agreement:-

Item 1-Research Results:

(description)

Item 2-DSTO Developed Improvements:
(description)

Item 3-Intelectual Property developed or acquired by DSTO outside of the Research Agreement and to which Clause 8A of the Research Agreement applies:

(description)

ACKNOWLEDGED for and on                   ACKNOWLEDGED for and on
behalf of COMMONWEALTH OF                 behalf of METAL STORM LIMITED
AUSTRALIA

by                                        by
  ----------------------------              --------------------------------

(Name of Officer)                         (Name of Officer)

an officer duly authorised to sign        an officer duly authorised to sign
on its behalf:                            on its behalf:

------------------------------
(Signature of Officer)                    (Signature of Officer)


DATE                                     DATE
     -------------------------             ---------------------------------

EXECUTED AS A DEED by the Parties' duly authorised representatives:

SIGNED, SEALED AND DELIVERED        )
for and on behalf of COMMONWEALTH   )
OF AUSTRALIA                        )
                                    )
by W.R. Dickson                     )                /S/ W.R. Dickson
-------------------------------------                ----------------
(Name of Officer)                                    (Signature of Officer)
an officer duly authorised to sign on its
behalf in the presence of:


G.L. Mincham                                         /S/ G.L. Mincham
------------------------------------                 ----------------
(Name of Witness)                                    (Name of Witness)

DATE:  13 September 2002

SIGNED, SEALED AND DELIVERED        )
for and on behalf of METAL STORM    )
LIMITED                             )
                                    )
by Peter Pursey                     )                /S/ P Pursey
   ----------------------------------                ------------
(Name of Officer)                                    (Signature of Officer)
an officer duly authorised to sign on its
behalf in the presence of:


Terence James O'Dwyer                                /S/ T. J. O'Dwyer
--------------------------------------               -----------------
(Name of Witness)                                    (Name of Witness)

DATE:  13 September 2002